STANDSTILL AGREEMENT

This Standstill Agreement (this "Agreement") is entered into as of August 20, 1998 between El Corte Ingles,
S.A., a Spanish corporation ("ECI"), and Gottschalks
Inc., a Delaware corporation ("Gottschalks").

RECITALS

WHEREAS, pursuant to that certain Asset Purchase
Agreement dated as of July 21, 1998 (the "Asset
Purchase Agreement"; all capitalized terms used herein and not otherwise defined shall have the meanings given to such terms therein) by and among Gottschalks, ECI and The Harris Company, a California corporation and a wholly-owned subsidiary of ECI ("Harris"), Gottschalks has agreed to acquire from Harris substantially all of the assets and certain liabilities of Harris for certain consideration, including, but not limited to, certain shares of Common Stock, par value $0.01 per share, of Gottschalks (the "Gottschalks Common Stock"), all as more fully set forth in the Asset Purchase
Agreement; and

WHEREAS, pursuant to the Asset Purchase Agreement,
Harris shall acquire as of the date hereof, 2,095,900 shares of Gottschalks Common Stock (such shares, together with all Gottschalks Common Stock subsequently acquired by Harris, ECI, or its Affiliates or Associates, the "ECI Shares");

WHEREAS, ECI and Gottschalks are entering into this Agreement to define certain rights between ECI and Gottschalks in respect of the ECI Shares and certain other matters in consideration of the mutual covenants contained herein; and

WHEREAS, execution and delivery of this Agreement by the parties hereto is a condition precedent to the closing of the Asset Purchase Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, Gottschalks and ECI hereby agree as follows:

ARTICLE 1.  DEFINITIONS
As used in this Agreement, the following terms shall have the following respective meanings:

Section 1.1    "8% Subordinated Note" means that certain
$22,179,598.00 principal amount of 8% Non-Negotiable, Extendable Subordinated Note of Gottschalks in favor of Harris due 2003.

Section 1.2    "Affiliate" has the meaning ascribed
thereto in Rule 12b-2 promulgated under the Exchange
Act, and as in effect on the date hereof.
Section 1.3    "Associate" of a person means

               (a)  a corporation or organization
(other than a party to this Agreement) of which such person is a director, an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities;
               (b)  any trust or other estate in
which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar capacity;
               (c)  any relative or spouse of such
person or any relative of such spouse; and
               (d)  a director or officer of such
person, or a person that directly or indirectly, is the beneficial owner of 10% or more of any class of equity securities of such person or any relative or spouse of such director, officer or beneficial owner or any relative of such spouse.

Section 1.4 "Beneficially Own" means, with respect to any security, having direct or indirect (including through any Subsidiary or Affiliate) "beneficial ownership" of such security, as determined pursuant to Rule 13d-3 under the Exchange Act, including pursuant to any agreement, arrangement or understanding, whether or not in writing.

Section 1.5 "Gottschalks Common Stock" has the meaning set forth in the recitals of this Agreement.

Section 1.6    "Covered Transaction" means any merger,
consolidation, other business combination, liquidation, sale of Gottschalks or all or substantially all of the assets of Gottschalks or any other change of control of Gottschalks or similar extraordinary transaction but excluding an acquisition by Gottschalks involving an amount which is less than 50% of the Pro Forma Value of Gottschalks after the acquisition and in which Gottschalks remains in control following the acquisition.

Section 1.7 "Director" means a member of the Board of Directors of Gottschalks.

Section 1.8 "Early Standstill Termination Event" has the meaning set forth in Section 3.6.

Section 1.9    "Exchange Act" means the Securities
Exchange Act of 1934, as amended.

Section 1.10   "Gottschalks" has the meaning set
forth in the recitals of this Agreement.

Section 1.11   "Governmental Entity" means any
government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

Section 1.12   "person" means any individual,
corporation, partnership, limited liability company, joint venture, trust, unincorporated organization, other form of business or legal entity or Governmental
Entity.

Section 1.13   "Pro Forma Value" means the market
value of outstanding equity securities of Gottschalks
(based upon a 20 trading day average closing price for publicly traded equity securities), plus the debt reflected on Gottschalks' balance sheet, less any cash on such balance sheet, immediately following the consummation of the acquisition, merger or other business combination transaction.

Section 1.14   "Standstill Extension Term" has the
meaning set forth in Section 3.6(a).

Section 1.15   "Standstill Period" has the meaning
set forth in Section 3.6(a).

Section 1.16   "Stockholders' Agreement" means that
certain Stockholders' Agreement among ECI, Gottschalks,
Joseph Levy and Bret Levy dated the date hereof.

Section 1.17   "Asset Purchase Agreement" has the
meaning set forth in the recitals of this Agreement.

Section 1.18   "Subsidiary" means any corporation,
partnership limited liability company, joint venture, business trust or other entity of which the specified person, directly or indirectly, owns or controls 50% or more of the securities or other interests entitled to vote in the election of directors (or others performing similar functions) with respect to such corporation or other organization, or otherwise has the ability to control such corporation, partnership, limited liability company, joint venture, business trust or other entity.

ARTICLE 2.  STANDSTILL PROVISIONS

Section 2.1 Standstill Provisions. ECI agrees that, during the term of this Agreement, without Gottschalks' prior written consent, ECI will not and will cause its Affiliates and Associates not to, directly or indirectly:

(a)  purchase or otherwise acquire shares of
Gottschalks Common Stock (or options, rights or warrants or other commitments to purchase and securities convertible into (or exchangeable or redeemable for) shares of Gottschalks Common Stock) as a result of which, after giving effect to such purchase or acquisition, ECI and its Affiliates and Associates would Beneficially Own in the aggregate more than 33(% of the outstanding shares of Gottschalks Common Stock;

(b)  form, join or in any way participate in a "group"
(within the meaning of Section 13(d)(3) of the Exchange
Act) with respect to any securities of Gottschalks;

(c) participate in or solicit, encourage or propose to effect or negotiate any Covered Transaction (other than pursuant to the Asset Purchase Agreement);

(d) initiate or propose any stockholder proposal with respect to a Covered Transaction other than with the consent of Gottschalks' Board of Directors or induce or attempt to induce any other person to initiate any stockholder proposal with respect to a Covered
Transaction other than with the consent of Gottschalks'
Board of Directors or make any statement or proposal, whether written or oral, to the Board of Directors of Gottschalks with respect to a Covered Transaction, or to any director, officer or agent of Gottschalks, or make any public announcement or proposal whatsoever with respect to a Covered Transaction or solicit or encourage any other person to make any such statement or proposal;

(e) solicit, initiate, encourage or in any way participate, directly or indirectly, in any "solicitation" of "proxies" or become a "participant" in any "election contest" (as such terms are defined or used in Regulation 14A under the Exchange Act, disregarding clause (iv) of Rule 14a-1(l)(2) and including an exempt solicitation pursuant to Rule
14a-2(b)(1)); call, or in any way encourage or participate in a call for, any special meeting of stockholders of Gottschalks (or take any action with respect to acting by written consent of the stockholders of Gottschalks); request, or take any action to obtain or retain any list of holders of any securities of Gottschalks; or initiate or propose any stockholder proposal or participate in or encourage the making of, or solicit stockholders of Gottschalks for the approval of, one or more stockholder proposals;

(f) propose a nominee for director, or express support or opposition for any nominee for director or seek a change in the composition or size of Gottschalks' Board of Directors other than as provided in the Stockholders' Agreement; or

(g) make a request to Gottschalks (or its directors, officers, stockholders, employees or agents) to amend or waive any provisions of this Agreement, the Certificate of Incorporation or Bylaws of Gottschalks or seek to challenge the legality or effect thereof, including without limitation any public request to permit ECI or any other person to take any action in respect of the matters referred to in this Section 2.1;

(h) assist, advise, encourage or act in concert with any person with respect to, or seek to do, any of the foregoing; or

(i) disclose any intention, plan or arrangement inconsistent with the foregoing.
Without limiting the foregoing, but for clarification purposes only, the above restrictions are not intended to limit the performance by the ECI Directors of their fiduciary duties as directors acting solely in that cacacity.

ARTICLE 3.  GENERAL
Section 3.1 Notification as to Certain Matters. ECI will notify Gottschalks of any change in the Beneficial
Ownership of ECI and its Affiliates and Associates involving in the aggregate not less than 50,000 shares of Gottschalks Common Stock not later than two business days after such change and from time to time, upon request, will notify Gottschalks of the number of shares of Gottschalks Common Stock Beneficially Owned by ECI and its Affiliates and Associates and of the names and addresses of all such persons, including, without limitation, Affiliates to whom ECI Shares have been transferred in accordance with the Stockholders'
Agreement. Gottschalks will notify ECI from time to time, upon request, of the number of shares of Gottschalks Common Stock outstanding.

Section 3.2 Specific Performance. ECI and Gottschalks each acknowledge that, in view of the uniqueness of arrangements contemplated by this Agreement, each party would not have an adequate remedy at law for money damages in the event that this Agreement has not been performed in accordance with its terms, and therefore agrees that the other party shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which it may be entitled, at law or in equity.

Section 3.3 Amendments; Waiver. This Agreement may be amended only by agreement in writing of all parties.
No waiver of any provision nor consent to any exception to the terms of this Agreement or any agreement contemplated hereby shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.

Section 3.4  Entire Agreement.  This Agreement,
together with the Asset Purchase Agreement and the other agreements of the parties of even date herewith, contains the entire understanding of the parties with respect to the subject matter of this Agreement.
Except as specifically provided herein, this Agreement is not assignable by either of the parties. This
Agreement is binding upon the respective successors of the parties and upon the Affiliates of ECI to whom any of the ECI Shares have been transferred in accordance with the Stockholders' Agreement.

Section 3.5 Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby.

Section 3.6 Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been made (i) when delivered personally or by telecopier, (ii) if to a party in the same country as the mailing party, when mailed first class registered or certified mail, postage prepaid, or (iii) if to a party in a different country from the sending party, on the second day following deposit with a reputable commercial air courier, charges prepaid, to each respective party as shown below:

(a)  If to Gottschalks:
Gottschalks Inc.
7 River Park Place
Fresno, CA  93720
Attention: General Counsel
Telecopier: (209) 434-4666

with copies to:
O'Melveny & Myers LLP
400 South Hope Street
Los Angeles, CA  90071
Attention: D. Stephen Antion, Esq.
Telecopier: (213) 430-6407

(b)  If to ECI:
El Corte Ingles, S.A.
Hermosilla, 112
28009 Madrid SPAIN
Attention: Jorge Pont
Telecopier: 011-34-91-402-1567

With copies to:
McPeters, McAlearney, Shimoff & Hatt
4 W. Redlands Boulevard, 2nd Floor
P.O. Box 2084
Redlands, California 92373
Attention:  Thomas H. McPeters, Esq.
Telecopier: (909) 792-6234

Section 3.7  Term.

(a) This Agreement shall be effective from the date hereof through August 20, 2003 (the "Standstill
Period"), provided, however, that the Standstill Period shall be automatically extended for successive one-year periods (each such period, a "Standstill Extension
Term") unless ECI shall have given Gottschalks
120-days' notice prior to the commencement of a Standstill Extension Term that ECI elects that such Standstill Extension Term not commence.

(b)  Notwithstanding the above, the Standstill Period
(or the Standstill Extension Term, as applicable) shall terminate upon the occurrence of any of the following events:
(i) any default (not cured within the applicable cure period) by Gottschalks under any of Gottschalks' material debt agreements which default would result in a material adverse effect on Gottschalks and its Subsidiaries taken as a whole;
(ii)  approval by the Board of Directors of
Gottschalks (without ECI's or its Affiliates' approval) of a Covered Transaction;
(iii) material breach by Gottschalks, Joseph Levy or Bret Levy of the Stockholders' Agreement which is neither cured nor desisted from within 30 days of receipt of written notice from ECI of such breach; or
(iv) material breach by Gottschalks of  the 8%
Subordinated Note, which is neither cured nor desisted from within 30 days of receipt of written notice from ECI of such breach.
Any event set forth in paragraph (b) of this Section
3.7 shall be an "Early Standstill Termination Event."

Section 3.8  Governing Law.  This Agreement shall be
governed by and construed in accordance with the laws of the State of California without regard to principles of conflict of law. Each party hereby irrevocably submits to and accepts for itself and its properties, generally and unconditionally, the exclusive jurisdiction of and service of process pursuant to the laws of the State of California and the rules of its courts, waives any defense of forum non conveniens and agrees to be bound by any judgment rendered thereby arising under or out of in respect of or in connection with this Agreement or any related document or obligation. Each party further irrevocably designates and appoints the individual identified in or pursuant to Section 3.6 hereof to receive notices on its behalf, as its agent to receive on its behalf service of all process in any such Action before any body, such service being hereby acknowledged to be effective and binding service in every respect. A copy of any such process so served shall be mailed by registered mail to each party at its address provided in Section 3.6;
provided that, unless otherwise provided by applicable law, any failure to mail such copy shall not affect the validity of the service of such process. If any agent so appointed refuses to accept service, the designating party hereby agrees that service of process sufficient for personal jurisdiction in any action against it in the applicable jurisdiction may be made by registered or certified mail, return receipt requested, to its address provided in Section 3.6. Each party hereby acknowledges that such service shall be effective and binding in every respect. Nothing herein shall affect the right to serve process in any other manner permitted by law.

Section 3.9    Attorney's Fees.  In the event of any
action, complaint, petition or other proceeding, ("Action") by any party arising under or out of, in connection with or in respect of, this Agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs and expenses incurred in such Action. Attorney's fees incurred in enforcing any judgment in respect of this Agreement are recoverable as a separate item. The parties intend that the preceding sentences be severable from the other provisions of this Agreement, survive any judgment and, to the maximum extent permitted by law, not be deemed merged into such judgment.

Section 3.10  Counterparts.  This Agreement may be
executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the undersigned have caused this
Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date provided first written above.



EL CORTE INGLES, S.A.

/S/ JORGE PONT


GOTTSCHALKS INC.

/S/ JAMES FAMALETTE